SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  MAY 10, 2001
                                                       ----------------


                                NTL INCORPORATED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                         0-30673                       13-4105887
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
-------    -------------

     On May 10, 2001, NTL Incorporated announced results for three months ended March 31, 2001.

     A copy of the press release referenced herein is attached as Exhibit 99.1.


Item 7.    Financial Statements and Exhibits
-------    ---------------------------------
           Exhibits

99.1       Press release, issued May 10, 2001

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              NTL INCORPORATED
                                              (Registrant)


                                              By: /s/ Richard J. Lubasch
                                              ---------------------------------
                                              Name:    Richard J. Lubasch
                                              Title:   Executive Vice President-
                                                        General Counsel


Dated: May 10, 2001

                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued May 10, 2001

                                                                    Exhibit 99.1
[NTL Logo]


    NTL INCORPORATED ANNOUNCES RESULTS FOR THREE MONTHS ENDED MARCH 31, 2001

Revenue growth and margin improvement result from strong operational performance

HIGHLIGHTS

o Quarterly revenues of(pound)622 million ($907m), 6% increase from Q4 revenues of(pound)586million ($853m)

o Quarterly EBITDA of(pound)86 million ($125m), 32% increase from Q4 EBITDA of(pound)65million ($93m)

o    Quarterly capital expenditures decline to(pound)412 million ($601m)

o Completed(pound)1.0 billion ($1.4b) of financings ahead of schedule in order to provide excess liquidity through 2002


Financial Highlights

--------------------- ------------- --- ----------------- -- ----------------
In (pound)millions         Q1-2001            Q4-2000             Q1-2000
--------------------- ------------- --- ----------------- -- ----------------

Consumer                (pound)335            (pound)321          (pound)144
Business                       137                   131                  98
Broadcast                       57                    56                  50
Content                          5                     4                   2
NTL Europe                      88                    74                  12
Revenues                (pound)622            (pound)586          (pound)306

EBITDA                   (pound)86             (pound)65           (pound)43
--------------------- ------------- --- ----------------- -- ----------------

New York, New York (May 10, 2001) - NTL Incorporated (NYSE: NLI; Nasdaq Europe:
NTLI) Commenting on the results, Barclay Knapp, President and Chief Executive of NTL said:

"We are very pleased with our strong performance this quarter and believe that we have made an excellent start to achieve our goals for the year.

"We are improving customer service and choice, enhancing revenue, cutting costs and increasing liquidity faster than anticipated.

"Specifically, in our ntl: home consumer group, we continue to accelerate the rollout of digital cable television and cable modem services, reaching over 757,000 and 26,800 customers, respectively. We are in the process of implementing pricing and packaging changes in the first half of the year, which will increase revenue throughout 2001. In the UK, we added 46,400 new RGU's and 7,400 new customers in the quarter, which was in line with our plans. All of the above contributed to better revenue growth and higher EBITDA flow-through than we anticipated.

"In our ntl: business division, our strategy of focusing on growth from on-net and existing customers increased our quarterly revenue to (pound)137 million ($200m) and our forward order book to (pound)790 million ($1,130m), while sharply reducing capital expenditures.

"Our ntl: broadcast division showed healthy growth, increasing revenues by 15% over the prior year's quarter to (pound)57 million ($83m) and EBITDA to over (pound)27 million ($40m). The forward order book for Broadcast Services is now (pound)2.5 billion ($3.6b), up from (pound)2.3 billion ($3.3b) just last quarter. Our forward order book is greater than 10x our current annualized revenue.

"During the last several months, we substantially enhanced the Company's liquidity, completing approximately (pound)1.0 billion ($1.4b) of financing and securing over (pound)685 million ($993m) of additional financing commitments that are in the process of closing. Net of reductions in our existing credit lines, we now have excess funding through 2002 assuming we achieve the financial targets outlined at the beginning of this year.

"Our success during the first quarter provides us with an increased level of confidence in our ability to meet or exceed our 2001 financial targets for revenue ((pound)2,600 million) and EBITDA ((pound)385 million). We believe that we will exceed (pound)90 million of EBITDA in the second quarter of 2001, and subject to our performance, we will consider revising our 2001 full year targets at that time. We have set the company on the path to a successful future and are confident in our ability to achieve our goals."

BUSINESS REVIEW

Consumer Services

Residential Services (On-Net)

During the first quarter we continued to see strong growth in three important new products for the Company - digitalplus, ntlworld and ntl Broadband Internet, our cable modem product. We ended the quarter with 46,400 incremental RGU's, 757,300 digital subscribers, 26,300 high-speed cable modem subscribers and 7,400 new customers in the UK. We believe that we are well on our way to meet or exceed our 2001 targets of 1.25 million digital customers and 100,000 cable modem customers.

In Q1, we continued to focus on delivering operational efficiencies and improving customer satisfaction. Our financial performance reflects our efforts with revenue of (pound)312 million ($455m) and EBITDA of (pound)107 million ($156m).

By concentrating our efforts on increasing revenue per customer, we are achieving a higher return from our existing assets. The combination of upgrading our customers to digital, increasing prices and selling additional products and services, resulted in an increase in revenue per customer from approximately (pound)35.65 in Q4 2000 to approximately (pound)37.00 this quarter. We expect this trend to continue in the second quarter.

During the first quarter we began to implement a series of price changes that will ultimately affect all of our customers. The monthly access fee for ntl: digitalplus is being increased from (pound)10 per month to (pound)11.99 per month and ultimately to (pound)14.99 per month. The monthly access fee for our basic analogue cable and telephony bundle was increased from (pound)9.25 per month to (pound)11.99 per month. In addition, we implemented certain changes to our telephone rates and cable programming packages. We will continue to phase in these price changes throughout our franchise areas over the coming months, with the full impact reflected across the customer base by the beginning of 2002.

The take-up of our high-speed always-on cable modem service has accelerated to nearly 1,500 net additions per week. In the coming months, we will expand the scope of this service by offering cable modem services within the former ConsumerCo franchise areas through our installed base of digital set-top boxes. Ultimately, both stand-alone and embedded cable modems will be available in all of our franchise areas.

Improving customer service across the board, with a particular emphasis on London, remains one of our top priorities and we are making good progress. Specifically, installation timeliness, network faults, and call centre performance have all improved. We now have a dedicated management team handling customer care in London and we are continuing to see improvements. The average monthly customer churn across all of our UK properties during the first quarter was approximately 1.5%.

Residential Services (Off-net)

We ended Q1 with approximately 435,200 off-net telephony customers, of which 93,200 use our Internet services. ntlworld customers now have a (pound)15 monthly minimum voice telephony usage requirement (up from (pound)10) in order to access the Internet for free. Average revenue per customer has increased to over (pound)17 per month. Revenue was approximately (pound)23 million ($33m) for the first quarter while EBITDA was (pound)4 million ($5m).

Interactive Services

We have 120 interactive content providers signed up for our range of entertainment, retail and information based interactive TV channels. During Q1, we introduced a life-style channel to the service featuring a range of home, health, food and drink and motoring content; thereby delivering even more choice to viewers. The Games Channel continues to drive a high volume of traffic with six to seven thousand unique users per week playing 15-20,000 games from our game lineup. Approximately 56% of interactive subscribers use the service on a weekly basis for a period of one hour.

There are a number of options available to advertisers on the interactive TV platform including sponsorship, banner advertising linked microsites, and from February, the opportunity to target viewers through the video window in the frequently accessed Electronic Program Guide, with trailers and promos encouraging them to select particular TV channels.

Business Services

The Business Services division consists of three main businesses: (1) direct telephony and data services to SMEs, large corporate clients and the public sector, (2) data links, virtual ISP services and international transit services to the wholesale carrier market and (3) radio communications products and services for the emergency services community. The depth and breadth of the business ranges from simple telephony for small businesses to large-scale corporate data networks.

Having transformed Business Services in 2000 by bringing together 16 businesses, our strategy is to focus on specific market sectors where we have a clear competitive advantage and existing network assets.

In Q1 the division performed strongly with revenues of approximately (pound)137 million ($200m) and EBITDA of (pound)48 million ($70m). Business Services now has approximately 77,000 customers and 363,000 lines. The forward order book of (pound)790 million ($1,130m) grew, with important contract wins in Wholesale, Direct and Radio Communications.

Wins in the Small and Medium business group include a contract for (pound)800,000 ($1.1m) from the University of Ulster Science Park to provide voice, data and Internet services. NTL was also awarded a (pound)1.65 million ($2.4m) contract to provide ISP routers and IP Net services to Foyers Federation, a youth training organization. The contract is part of a UK learning initiative providing life long education.

Recent wins for the Large Business group, include Tesco, the UK's largest supermarket chain, which has pioneered on-line grocery shopping and has awarded ntl: business a contract valued at (pound)180,000 ($257k) to supply them with IP data backbone capacity to support their Internet business. ntl: business also won voice contracts with the Irish retailer, Talkshops, worth (pound)1.2 million ($1.7m) and BT Syncordia Solutions worth (pound)180,000 ($257k).

ntl: business will launch its first major broadband product to the UK's 1.2 million small business customers during the second quarter. Business Essentials, a unique bundled communications package will be offered at extra cost with a broadband modem giving many small businesses in the UK the option of high-speed Internet access for the first time and complementing the narrowband option launched last year.

The Wholesale group also continued its success in selling broadband wholesale capacity to fixed network operators. Ebone has signed a (pound)48 million ($70m) 20-year deal with NTL for network capacity across the UK and Ireland. The network infrastructure will use the latest Dense Wave Division Multiplexing
(DWDM) technology to provide up to 10Gb/s of bandwidth capacity, allowing Ebone to supply high-speed and reliable communications services across the UK and Ireland.

Broadcast Services

ntl: broadcast consists of three main businesses: (1) broadcast transmission services for digital and analogue television and radio in the UK and Australia,
(2) rental of antenna space on the Company's owned and leased towers and sites and the provision of associated services to a variety of carriers operating wireless networks, and (3) satellite and media services for programmers, news agencies, sports broadcasters and production companies including satellite uplink, studio playout and outside broadcast services.

Over the past year ntl: broadcast has grown quarterly revenues by 15%, from approximately (pound)50 million ($72m) in the first quarter of 2000 to approximately (pound)57 million ($83m) during the first quarter of 2001, while EBITDA grew from approximately (pound)25 million ($36m) to over (pound)27 million ($40m). We expect growth in ntl: broadcast to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband as well as the privatisation of national broadcast networks, and the digitalisation of analogue television and radio signals. We anticipate increasing demand for global media services from European programmers as they digitise their signals and launch new channels. As the majority of these services are contracted well in advance, ntl: broadcast has built a forward order book of approximately (pound)2.5 billion ($3.6b).

We continue to see healthy demand for our in-building wireless services. An agreement was recently signed with Capital & Regional to install in-building mobile telephony solutions at ten retail and leisure destinations throughout the UK. Such centres will be prime sites for the provision of broadband multimedia services both to the general public and business users via third-generation (3G) mobile technology.

Following its success in winning the company's largest-ever single contract (for Australian digital terrestrial TV), NTL Australia has now secured a 10-year contract from Cable & Wireless Optus to provide satellite downlink services for the distribution of Australian Broadcasting Corporation (ABC) digital television in regional and rural Australia. The value of the contract is (pound)24 million ($34m) which is further evidence of our success in providing seamless end-to-end solutions for broadcast customers.

NTL Europe

NTL Europe consists of wholly owned Cablecom (Switzerland) and the 1G Networks (France). NTL Europe also has investment holdings of 32.5% interest in eKabel, the Hessen cable network in Germany, as well as a 25% interest in Svenska Bredbandsbolaget A.B., (B2), a company based in Sweden which is deploying fibre directly to the home in Sweden and Norway. In addition, in August 2000, NTL Europe announced its intent to make a 27% minority investment in Noos S.A., the market-leading French broadband company. These transactions have provided NTL with a presence in key European capital cities outside of the UK, including Paris, Frankfurt, Zurich, Stockholm and Geneva. As of March 31, 2001 on a gross basis, including Noos, NTL Europe served over 4.1 million customers and passed over 7.1 million homes, making it a significant player in the consolidating European cable market.

NTL Europe reported revenues of (pound)88 million ($129m) with EBITDA of (pound)12 million ($18m) for Q1. The jump in quarterly revenues at Cablecom was led by strong consumer revenues and growth in engineering services from network construction contracts. In addition, in December 2000, Cablecom's accounting practice for installation revenues was changed to align with that of NTL. As a result, Cablecom's revenues in Q4 2000 were adversely impacted by approximately (pound)2 million ($2.9m) to reflect this change.


Content and Programming

Our content strategy has been three-fold: to launch services where we see a gap in the market and can be a force for innovation (such as offering interactive news through our partnership with ITN); to invest in the four most popular areas of multi-channel TV (Sport: with British Eurosport, News: through the ITN News Channel, Movies: with Front Row and The Studio and Games: with Two Way TV); and to increase our negotiating position with other major content providers. Having successfully executed this strategy, we are now in a strong position to take a partnership approach, which will enable us to share costs. Pursuant to this strategy, we have entered into a joint venture with a financial investor to develop our British Sports channel. This transaction has benefited EBITDA accordingly by reducing our share of the start up losses.

Financial Review


Revenue Summary (in pound 000s)

--------------------------------------------------------------------------------------------------------
                                   Q1-2001       Q4-2000        Q3-2000       Q2-2000        Q1-2000
--------------------------------------------------------------------------------------------------------
    CONSUMER
       On-Net                      312,187        298,592       284,273       192,227       143,680
       Off-Net                      22,221         22,094        21,030         7,267           407
          Total                    334,408        320,686       305,303       199,494       144,087

    BUSINESS
       Direct                       87,480         84,150        78,731        65,860        60,041
       Wholesale                    37,181         33,975        35,172        32,184        25,977
       Radcomms                     12,700         12,837        11,714        11,507        12,271
          Total                    137,361        130,962       125,617       109,551        98,289

    BROADCAST
       Towers & Transmission        48,153         47,908        46,024        44,209        42,668
       Satellites                    8,587          8,341         7,535         6,908         6,734
          Total                     56,740         56,249        53,559        51,117        49,402

    TV PROGRAMMING                   5,108          4,303         1,968         2,073         1,519

    NTL EUROPE
      Cablecom                      76,227         60,883        61,414        60,635           -
      Cablelink                     10,092         11,330         9,668         9,280        10,085
      1G Networks                    2,026          1,987         2,032         2,051         2,161
          Total                     88,345         74,200        73,114        71,966        12,246

    TOTAL REVENUE                  621,962        586,400       559,561       434,201       305,543
--------------------------------------------------------------------------------------------------------


EBITDA Summary (in pound 000s)

---------------------------------------------------------------------------------------------------
                                 1-2001        Q4-2000        Q3-2000      Q2-2000      Q1-2000
---------------------------------------------------------------------------------------------------
    CONSUMER
       On-Net                  106,865          94,082         83,709      56,693        44,299
       Off-Net                   3,706           2,396          2,816        (784)         (661)
          Total                110,571          96,478         86,525      55,909        43,638

    BUSINESS
       Direct                   24,444          24,245         22,441      10,266         7,902
       Wholesale                22,034          21,000         20,232      19,754        15,629
       Radcomms                  1,718           2,054          2,184       1,891         2,458
          Total                 48,196          47,299         44,857      31,911        25,989

    BROADCAST
       Towers & Transmission    23,657          20,946         22,979      21,244        21,174
       Satellites                3,518           4,536          2,464       3,353         3,495
          Total                 27,175          25,482         25,443      24,597        24,669

    SHARED SERVICES
       Technology & Networks   (48,026)        (47,175)       (43,840)    (29,611)      (21,205)
       Corporate Support       (60,004)        (54,053)       (59,191)    (37,397)      (28,029)
          Total               (108,030)       (101,228)      (103,031)    (67,008)      (49,234)


    TV PROGRAMMING              (4,551)        (15,396)       (11,373)     (7,988)       (4,897)

    NTL EUROPE
      Cablecom                  15,614          16,147         22,650    21,625
      Cablelink                    586           1,420           (684)    1,255           3,608
      1G Networks               (3,968)         (5,434)        (2,144)   (1,128)           (990)
          Total                 12,232          12,133         19,822     21,752          2,618

    TOTAL EBITDA                85,593          64,768         62,243     59,173          42,783
---------------------------------------------------------------------------------------------------

Financial Outlook for 2001 and 2002

-------------------------- ------------------- -------------------------
Financial Outlook
(in millions)                    2001E                     2002E
-------------------------- ------------------- -------------------------
Revenues                      (pound)2,600             (pound)3,400
EBITDA(1)                       (pound)385               (pound)825
Capital Expenditure           (pound)1,300             (pound)1,000
-------------------------- ------------------- -------------------------
(1) EBITDA excludes corporate expenses of approximately(pound)25 million per annum.

Financing

The Company anticipates that its financing over the remainder of 2001 and 2002 will consist mainly of cash on hand and available bank lines in the UK, Switzerland and Australia. In 2001, we have already raised or received commitments for over (pound)1.7 billion ($2.5b) of additional capital. Whilst a portion of these funds has been used to reduce commitments to our working capital facility, the following sources of capital have already contributed approximately (pound)680m of total incremental liquidity, thereby financing NTL into 2003, based on our financial outlook:

------------------------------ -------------------------- ----------------------

2001 Announced Financings                                    Incremental
(in millions)                       Gross Proceeds            Liquidity
------------------------------ -------------------------- ----------------------

E300 million offering               (pound) 190           (pound) 95
Bank Financing (Australia)                  135                  135
GE Capital (committed)                      270                  135
Convertible notes                           700                  315
TOTAL                             (pound) 1,295          (pound) 680
------------------------------ -------------------------- ----------------------

NTL is also pursuing additional financing opportunities towards (pound)665m of gross proceeds:

------------------------------------------ -------------------------------------
Financing Opportunities
(in millions)                                   Potential Gross Proceeds

Broadcast Tracking Stock (in process)                 (pound) 250
Vendor Financing (committed)                                  415
TOTAL                                                 (pound) 665
------------------------------------------ -------------------------------------

Cash Flow Summary

This statement incorporates our expected financial outlook, the previously mentioned financing commitments and estimated cash interest payments for 2001 and 2002:


---------------------------------------- ------------------- -------------------
Cash Flows
(in millions)                                   2001E                2002E
Liquidity - Start of Period (1)             (pound)2,155
2001 Announced Financings (Net)                      680
Proforma Liquidity - Start of Period               2,835        (pound) 1,185
EBITDA                                               385                  825
Corporate Expense                                    (25)                 (25)
Cash Interest Expense                               (710)                (850)
Capital Expenditures                              (1,300)              (1,000)
   Liquidity - End of Period               (pound) 1,185          (pound) 135

Additional Financing Opportunities:
   Broadcast Tracking Stock                                       (pound) 250
   Vendor Financings (committed)                                          415
      Total Opportunities                                         (pound) 665
---------------------------------------- ------------------- -------------------
(1) Available liquidity as of December 31, 2000.

Financial Results for the three months ended March 31, 2001 (in $ millions)


                                                             Three Months Ended
                                                                 March 31,
                                                 -----------------------------------------
                                                        2001               2000
                                                 -----------------------------------------
                                                 (in millions, except per share data)
Revenues
Consumer telecommunications and television            $623.0             $253.5
Business telecommunications                            201.2              158.0
Broadcast transmission and other                        82.7               79.4
                                                 -----------------------------------------
                                                       906.9              490.9

Costs and expenses
Operating expenses                                     447.8              227.2
Selling, general and administrative expenses           334.3              195.0
                                                 -----------------------------------------
                                                       782.1              422.2
                                                 -----------------------------------------
EBITDA                                                 124.8               68.7

Other charges                                            7.4                -
Corporate expenses                                      12.5               10.2
Depreciation and amortization                          763.2              249.6
                                                 -----------------------------------------
Operating (loss)                                      (658.3)            (191.1)

Other income (expense)
Interest income and other, net                         (33.3)              22.4
Interest expense                                      (355.1)            (206.0)
Foreign currency transaction losses                    (13.7)             (28.3)
                                                 -----------------------------------------
(Loss) before income tax benefit                    (1,060.4)            (403.0)
Income tax benefit                                      17.5                5.3
                                                 -----------------------------------------
Net (loss)                                          (1,042.9)            (397.7)

Preferred stock dividend                                65.1               18.9
                                                 -----------------------------------------
Net (loss) available to common shareholders        $(1,108.0)           $(416.6)
                                                 =========================================

Basic and diluted net (loss) per common share         $(4.04)            $(3.02)
                                                 =========================================

Weighted average shares                                274.5              137.9
                                                 =========================================


Discussion of First Quarter Results

As a result of the completion of the acquisitions of the cable assets of the Cablecom Group ("Cablecom") in March 2000 and the consumer cable telephone, Internet and television operations of Cable & Wireless Communications plc ("ConsumerCo") in May 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition. The results of operations of Cablecom from the date of acquisition to March 31, 2000 were not significant.

For the three months ended March 31, 2000, certain revenues have been reclassified from business telecommunications to broadcast transmission and other, and certain costs have been reclassified from operating expenses to selling, general and administrative expenses to conform to the 2001 classifications. In 2000 and 2001, the substantial majority of revenues in all segments were derived from operations in the United Kingdom.

Consumer telecommunications and television revenues increased to $623.0 million from $253.5 million as a result of acquisitions and from growth in the Company's customer base. The 2001 revenue includes $351.1 million from acquired companies. The Company's immediate goal is to drive the majority of revenue growth from average revenue per unit ("ARPU") increases rather than adding new customers. Achievement of this goal would allow the Company to achieve its revenue targets, have a lower capital requirement due to fewer installations, and improve EBITDA as the Company reduces front-loaded costs such as customer acquisition costs and higher initial maintenance costs. In the first quarter of 2001, the Company increased revenues from existing customers as a result of migrating customers to digital television, price increases and upselling additional products and services. The Company expects this trend to continue in the second quarter of 2001.

Business telecommunications revenues increased to $201.2 million from $158.0 million as a result of acquisitions, growth in the Company's customer base and increases in carrier services revenues. The 2001 revenue includes $26.5 million from ConsumerCo. The Company continues to focus specific sales and marketing effort on winning business customers in its franchise areas and increasing revenue from its existing customers. Carrier services revenues increased due to growth in services provided by the Company's wholesale operation to other telephone companies, including wireless service operators. Revenue growth in carrier services is primarily dependent upon the Company's ability to continue to attract new customers and expand services to existing customers.

Broadcast transmission and other revenues increased to $82.7 million from $79.4 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers. The Company expects growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the privatization of national broadcast networks, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

Operating expenses (including network expenses) increased to $447.8 million from $227.2 million as a result of acquisitions and increases in interconnection and programming costs due to customer growth. The 2001 expense includes $164.6 million from acquired companies.

Selling, general and administrative expenses increased to $334.3 million from $195.0 million as a result of acquisitions, increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2001 expense includes $122.3 million from acquired companies.

Other charges of $7.4 million in 2001 are principally for costs incurred to integrate the acquired companies and are primarily related to information technology integration, and costs incurred for business rationalization.

Depreciation and amortization expense increased to $763.2 million from $249.6 million due to an increase in amortization on acquisition-related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $522.3 million and $3.0 million, respectively, from acquired companies, including amortization of acquisition related intangibles.

Interest income and other, net decreased to expense of $33.3 million from income of $22.4 million as a result of increases in the net losses of affiliates accounted for by the equity method and decreases in interest income.

Interest expense increased to $355.1 million from $206.0 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 expense includes $87.9 million in interest on acquisition related debt. Interest of $225.2 million and $103.6 million was paid in cash in the three months ended March 31, 2001 and 2000, respectively.

Foreign currency transaction losses decreased to $13.7 million from $28.3 million primarily due to the effect of changes in exchange rates. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: general economic and business conditions, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, and availability, terms and deployment of capital. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

For more information contact:

Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Director - Corporate Finance and Development
Tamar Gerber, Investor Relations
Tel: (001) 212 906 8440, or via e-mail at investor_relations@ntli.com

The Abernathy MacGregor Group  - Winnie Lerner, (001) 212 371 5999

In the UK:

Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Malcolm Padley, Media Relations, +44 (0)01256 753408 / 07788 978199

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000

Investor Relations: Virginia McMullan, +44 (0)207 909 2144, or via e-mail at investorrelations@ntl.com


There will be a presentation to analysts and investors today at 08:45 EST (13:45
GMT) at the Sheraton New York Hotel & Towers.

Analysts and investors can dial in to the presentation by calling 888-870-4543 in the United States or +706-679-3038 for international access or via a live audio webcast of the conference call on the company's website, www.ntl.com/investors. A slide presentation will also be available at our website during the conference call.

APPENDIX


=============================================================================================================
                                  Western Europe Customer Statistics as of March 31, 2001 (in 000s)
                                                      (continued on next page)
---------------------------------------------------------------------------------------------
                                    (UK)     (Ireland)     (Swiss)      (France)   NTL Direct
                                     NTL     Cablelink     Cablecom    G Networks   Subtotal
---------------------------------------------------------------------------------------------
Ownership Interest                   100%       100%          100%(1)      100%
 Homes in Franchise              11,411.2      420.0       1,893.4        287.0     14,011.6
 Homes passed                     8,404.1      419.4       1,893.4        265.5     10,982.4
 Homes marketed (Telco)           7,472.3       20.0             -            -      7,492.3
 Homes marketed (CATV)            7,695.8      419.4       1,714.3        212.6     10,042.1
 Homes marketed (Ethernet)              -          -             -            -            -
 Customers                        2,849.8      370.6       1,562.0         48.1      4,830.5
      Single RGU                    828.6      367.1       1,526.9         48.0      2,770.6
      Dual / Triple RGU           2,021.2        3.5          35.1          0.1      2,059.9
 CATV                             2,311.5      370.6       1,562.0         48.1      4,292.2
      Digital                       757.3          -          28.4          0.7        786.4
 Telephone (Direct)               2,559.5        3.5             -            -      2,563.0
 Broadband Internet                  26.3          -          35.1          0.1         61.5
 RGUs                             4,897.3      374.1       1,597.1         48.2      6,916.7

 Internet Subscribers             1,953.3          -         194.2          0.1      2,147.6
      Wholesale                   1,043.3          -             -            -      1,043.3
      ntlworld                      602.4          -             -            -        602.4
 Telephone (Indirect)               435.2          -             -            -        435.2

 Residential Customers            4,328.3      370.6       1,562.0         48.1      6,309.0
 Residential Services             7,259.5      374.1       1,756.2         48.2      9,438.0

 Business Customers                  76.6        1.0           3.0            -         80.6

  Penetration
  CATV                              30.0%      88.4%         91.1%        22.6%        42.7%
  Telephone                         34.3%         nm            na           na        34.2%
  Customer                          37.0%      88.4%         91.1%        22.6%        48.1%
  RGU                               63.6%      89.2%         93.2%        22.7%        68.9%
  Dual / Triple                     70.9%       0.9%          2.2%         0.2%        42.6%
=============================================================================================

(1) Cablecom owns portions of 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 188,200 homes passed, 160,600 homes marketed, 152,700 subscribers and 600 broadband Internet subscribers.

===================================================================================================================
                                        Western            Europe Customer
                                                           Statistics as of
                                                           March 31, 2001 (in
                                                           000s) (continued from
                                                           prior page)
--------------------------------------------------------------------------------------------------------
                             (Paris)              (Frankfurt)  (Stockholm)  Equity     Gross
                               Noos               eKabel (2)       B2       Total      Total
                             (pending) (2)
----------------------------------------------------------------------------------------------
Ownership Interest                  27%           32.5%        25%
 Homes in Franchise              3,179.0         2,800.0      305.7     15,668.2     20,296.3
 Homes passed                    2,563.0         1,828.0      127.3     12,112.1     15,500.7
 Homes marketed (Telco)              1.0               -          -      7,492.6      7,493.3
 Homes marketed (CATV)           2,563.0         1,828.0          -     11,167.6     14,433.1
 Homes marketed (Ethernet)             -               -       86.8         21.7         86.8
 Customers                         765.0         1,294.0       18.7      5,309.6      6,908.2
      Single RGU                   718.0         1,294.0       18.7      3,237.6      4,801.3
      Dual / Triple RGU             47.0               -          -      2,072.0      2,106.9
 CATV                              747.0         1,294.0          -      4,761.7      6,333.2
      Digital                      244.0               -          -        851.0      1,030.4
 Telephone (Direct)                  1.0               -          -      2,563.3      2,564.0
 Broadband Internet                 63.0               -       18.7         82.6        143.2
 RGUs                              811.0         1,294.0       18.7      7,407.6      9,040.4

 Internet Subscribers               63.0               -       18.7      2,168.7      2,229.3
      Wholesale                        -                                 1,043.3      1,043.3
      ntlworld                         -                                   602.4        602.4
 Telephone (Indirect)                  -               -          -        435.2        435.2

 Residential Customers             765.0         1,294.0       18.7      6,788.1      8,386.7
 Residential Services              811.0         1,294.0       18.7      9,928.9     11,561.7

 Business Customers                 38.0               -          -         90.9        118.6

  Penetration
  CATV                             29.1%           70.8%         na        42.6%        43.9%
  Telephone                           na              na         na        34.2%        34.2%
  Customer                         29.8%           70.8%      21.5%        47.5%        47.9%
  RGU                              31.6%           70.8%      21.5%        66.3%        62.6%
  Dual / Triple                     6.1%            0.0%       0.0%        39.0%        30.5%
==============================================================================================

(2) Data as of December 31, 2000.